UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Third Point Reinsurance Ltd.

(Name of Issuer)

Common Shares, par value $0.10 per share

(Title of Class of Securities)

G8827U100

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G8827U100

1.	Name of Reporting Person KIA TP Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person PN

CUSIP No. G8827U100

1.	Name of Reporting Person KEP TP Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person PN

CUSIP No. G8827U100

1.	Name of Reporting Person KEP VI (Cayman) GP Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person PN

CUSIP No. G8827U100

1.	Name of Reporting Person KELSO GP VIII (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person PN

CUSIP No. G8827U100

1.	Name of Reporting Person KELSO GP VIII (Cayman) Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person PN

CUSIP No. G8827U100

1.	Name of Reporting Person Philip E. Berney
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Frank K. Bynum, Jr.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person James J. Connors, II
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Michael B. Goldberg
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Frank J. Loverro
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person George E. Matelich
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Church M. Moore
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Frank T. Nickell
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Stanley de J. Osborne
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person David I. Wahrhaftig
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Thomas R. Wall, IV
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Christopher L. Collins
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Anna Lyn Alexander
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Howard A. Matlin
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Stephen C. Dutton
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Matthew S. Edgerton
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person John K. Kim
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

1.	Name of Reporting Person Henry Mannix III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 12,312,368
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 12,312,368
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 12,312,368
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 11.46%
12.	Type of Reporting Person IN

CUSIP No. G8827U100

Item 1(a)	Name of Issuer:

Third Point Reinsurance Ltd.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

Item 2(a)	Name of Person Filing:

KIA TP Holdings, L.P.

KEP TP Holdings, L.P.

KEP VI (Cayman) GP Ltd.

KELSO GP VIII (Cayman) L.P.

KELSO GP VIII (Cayman) Ltd.

Philip E. Berney

Frank K. Bynum, Jr.

James J. Connors, II

Michael B. Goldberg

Frank J. Loverro

George E. Matelich

Church M. Moore

Frank T. Nickell

Stanley de J. Osborne

David I. Wahrhaftig

Thomas R. Wall, IV

Christopher L. Collins

Anna Lynn Alexander

Howard A. Matlin

Stephen C. Dutton

Matthew S. Edgerton

John K. Kim

Henry Mannix III

Item 2(b)	Address of Principal Business Office:

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Item 2(c)	Citizenship:

See Item 4 of the cover pages attached hereto.

Item 2(d)	Title of Class of Securities:

Common Shares, par value $0.10 per share

Item 2(e)	CUSIP Number:

G8827U100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership (a) through (c)

(a) Amount beneficially owned:

See Item 9 of the attached cover pages.

(b) Percent of class:

See Item 11 of the attached cover pages. The percentages reported in Item 11 of the attached cover pages are based upon the number of outstanding shares reported in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by Third Point Reinsurance Ltd. on November 9, 2017, which reported the total outstanding common shares as 107,383,405 as of November 7, 2017, and give effect to the issuance of the warrants described in Item 4(c) below.

(c) Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

The aggregate number of shares beneficially owned includes 8,466,934 common shares held of record by KIA TP Holdings, L.P. (“KIA TP”) and 1,533,066 common shares held of record by KEP TP Holdings, L.P. (“KEP TP”). KIA TP and KEP TP also own warrants to purchase 1,957,867 and 354,501 common shares, respectively. The warrants are currently fully exercisable, and will expire on December 22, 2021.

Kelso GP VIII (Cayman) Ltd. (“GP VIII LTD”) is the general partner of Kelso GP VIII (Cayman), L.P. (“GP VIII LP”, and, together with GP VIII LTD and KIA TP, the “KIA Entities”). GP VIII LP is the general partner of KIA TP. KEP VI (Cayman) GP Ltd. (“KEP VI GP LTD”, and, together with KEP TP, the “KEP Entities”) is the general partner of KEP TP. The KIA Entities and the KEP Entities, due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the KIA Entities and the KEP Entities disclaims such beneficial ownership and this report shall not be deemed an admission of beneficial ownership of such securities for any purpose.

Each of the KIA Entities, due to their common control, could be deemed to beneficially own each other’s securities. GP VIII LTD disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LP and KIA TP, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. GP VIII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LTD and KIA TP, except, in the case of KIA TP, to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose.

KIA TP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LTD and GP VIII LP, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose.

Each of the KEP Entities, due to their common control, could be deemed to beneficially own each other’s securities. KEP VI GP LTD disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP TP, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KEP TP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI GP LTD, and the inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose.

Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, Stephen C. Dutton, Matthew S. Edgerton, John K. Kim and Henry Mannix III (the “Kelso Individuals”) may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VIII LTD, GP VIII LP, KIA TP, KEP VI GP LTD, and KEP TP, by virtue of their status as directors of GP VIII LTD and KEP VI GP LTD, but disclaim beneficial ownership of such securities, and this report shall not be deemed an admission that any of the Kelso Individuals is the beneficial owner of these securities for any purpose.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐:

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable as this statement is filed pursuant to Rule 13d-1(d).

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: February 9, 2018

KIA TP Holdings, L.P.

Signature:	*
	By:	Kelso GP VIII (Cayman), L.P., its
General Partner; by Kelso GP VIII (Cayman), Ltd., its
General Partner; by James J. Connors, II, Director and Vice President

KEP TP Holdings, L.P.

Signature:	*
	By:	KEP VI (Cayman) GP Ltd., its general
partner; By James J. Connors, II, Director and Vice President

KEP VI (Cayman) GP Ltd.

Signature:	*
	By:	James J. Connors, II, Director and Vice President

KELSO GP VIII (Cayman) L.P.

Signature:	*
	By:	James J. Connors, II, Director and Vice President

KELSO GP VIII (Cayman) Ltd.

Signature:	*
	By:	Kelso GP VIII (Cayman) Ltd., its general
partner; By James J. Connors, II, Director and Vice President

PHILIP E. BERNEY

	Signature:	*

FRANK K. BYNUM, JR.

	Signature:	*

JAMES J. CONNORS, II

	Signature:	*

MICHAEL B. GOLDBERG

	Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

CHURCH M. MOORE

Signature:	*

FRANK T. NICKELL

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	*

Anna Lynn Alexander

Signature:	*

Howard A. Matlin

Signature:	*

Stephen C. Dutton

Signature:	*

Matthew S. Edgerton

Signature:	*

John K. Kim

Signature:	*

Henry Mannix III

Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**

**	The Powers of Attorney filed with the Securities and Exchange Commission with the Form 3s, dated August 14, 2013, March 7, 2014, January 6, 2015 or March 15, 2016, as applicable, in respect of the securities of Third Point Reinsurance Ltd. by KIA TP Holdings, L.P., KEP TP Holdings, L.P., KEP VI (Cayman) GP Ltd., KELSO GP VIII (Cayman) L.P., KELSO GP VIII (Cayman) Ltd., Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, Stephen C. Dutton, Matthew S. Edgerton, John K. Kim and Henry Mannix III are hereby incorporated by reference.

Exhibit A

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G and any amendments thereto to which this exhibit is attached is filed on behalf of each of them.

Date: February 9, 2018

KIA TP Holdings, L.P.

Signature:	*
	By:	Kelso GP VIII (Cayman), L.P., its
General Partner; by Kelso GP VIII (Cayman), Ltd., its
General Partner; by James J. Connors, II, Director and Vice President

KEP TP Holdings, L.P.

Signature:	*
	By:	KEP VI (Cayman) GP Ltd., its general
partner; By James J. Connors, II, Director and Vice President

KEP VI (Cayman) GP Ltd.

Signature:	*
	By:	James J. Connors, II, Director and Vice President

KELSO GP VIII (Cayman) L.P.

Signature:	*
	By:	James J. Connors, II, Director and Vice President

KELSO GP VIII (Cayman) Ltd.

Signature:	*
	By:	Kelso GP VIII (Cayman) Ltd., its general
partner; By James J. Connors, II, Director and Vice President

PHILIP E. BERNEY

	Signature:	*

FRANK K. BYNUM, JR.

	Signature:	*

JAMES J. CONNORS, II

	Signature:	*

MICHAEL B. GOLDBERG

Signature:	*

FRANK J. LOVERRO

Signature:	*

GEORGE E. MATELICH

Signature:	*

CHURCH M. MOORE

Signature:	*

FRANK T. NICKELL

Signature:	*

STANLEY DE J. OSBORNE

Signature:	*

DAVID I. WAHRHAFTIG

Signature:	*

THOMAS R. WALL, IV

Signature:	*

CHRISTOPHER L. COLLINS

Signature:	*

Anna Lynn Alexander

Signature:	*

Howard A. Matlin

Signature:	*

Stephen C. Dutton

Signature:	*

Matthew S. Edgerton

Signature:	*

John K. Kim

Signature:	*

Henry Mannix III

Signature:	*

*By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Attorney-in-fact**